Exhibit 2.2

SUPPLEMENTAL TRANSACTION AGREEMENT

This Supplemental Transaction Agreement, dated as of April 15, 2003, is by and among Saks Incorporated (the “Company”), McRae’s, Inc. (“McRae’s”), National Bank of the Great Lakes (“NBGL”), Saks Credit Corporation (“SCC”, and, together with the Company, McRae’s and NBGL, the “Saks Parties”), Household Finance Corporation (“HFC”) and Household Bank (SB), N.A. (“Household Bank”, and, together with the HFC (for the purposes of Article III and Article V only) and the Saks Parties, the “Parties”).

WHEREAS, the Company, NBGL, SCC and Household Bank have entered into a Purchase and Sale Agreement dated as of July 26, 2002 (as amended, the “Purchase and Sale Agreement”);

WHEREAS, the Parties desire to clarify, amplify and amend the Purchase and Sale Agreement, in the manner set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

CLARIFYING PROVISIONS

SECTION 1.01. Clarification of “Legal or Regulatory Requirements”. For the avoidance of doubt, the phrase “legal or regulatory requirements” in the form of Program Agreement attached to the Purchase and Sale Agreement as Exhibit 2.1(a)-2 (the “Program Agreement”) encompasses all applicable safety and soundness considerations.

SECTION 1.02. Confidentiality of Examination Materials. For the avoidance of doubt, the Parties hereby acknowledge that, under applicable regulations promulgated by the Comptroller of the Currency (which regulations are included among the applicable Requirements of Law (as used in Section 7.06 of the Program Agreement and Section 2.02(a)(ii) of the form of Servicing Agreement attached to the Purchase and Sale Agreement as Exhibit 2.1(a)-1 (the “Servicing Agreement”)), no Party may, or will be obligated to, disclose any “non-public OCC information” (as defined in 12 C.F.R. Part 4), except as permitted by 12 C.F.R. Part 4.

SECTION 1.03. Compliance with the Bank Secrecy Act. For the avoidance of doubt, the Bank Secrecy Act is among the Requirements of Law (as used in Section 7.06 of the Program Agreement and Section 2.02(a)(ii) of the Servicing Agreement) and McRae’s will, among other actions taken to satisfy its obligations under Section 2.02(a)(ii) of the Servicing Agreement, take the steps specified in Exhibit A hereto.

SECTION 1.04. Compliance with Law in Final Decisions on Household Issues and Saks Issues. For the avoidance of doubt, the covenant in Section 7.06 (“Compliance with Law”) of the Program Agreement is applicable with respect to the making of final decisions pursuant to

Section 3.03(d) of the Program Agreement by Household Bank (regarding Household Issues) or by the Company (regarding Saks Issues). For the avoidance of doubt, the Company, McRae’s and Household Bank agree that the Operating Committee (as defined in the Program Agreement) shall carry out its responsibilities in accordance with all applicable Requirements of Law (as defined in the Program Agreement).

ARTICLE II

ELIMINATION OF THE NBGL RETAINED ACCOUNTS;

ADDITION OF THE SUBSERVICING AGREEMENT

SECTION 2.01. Elimination of the NBGL Retained Accounts. The Parties have agreed that there will be no NBGL Retained Accounts (as defined in the Purchase and Sale Agreement). As a consequence, there will also be no NBGL Receivables (as defined in the Purchase and Sale Agreement).

SECTION 2.02. Expected Termination of NBGL’s Business as a Credit Card Bank; Waiver. The Parties acknowledge that, following the Closing (as defined in the Purchase and Sale Agreement), NBGL and its affiliates expect to propose to the Office of the Comptroller of the Currency and thereafter implement a plan to terminate NBGL’s business as a credit card bank and give up its charter. The Parties hereby waive any covenants, conditions and obligations in the Transaction Documents (as defined in the Purchase and Sale Agreement (the “Transaction Documents”)) that are inconsistent with such plan (as the same may be amended or modified from time to time). For the avoidance of doubt, the Sellers (as defined in the Purchase and Sale Agreement), hereby waive the closing condition expressed in Section 5.2(j) of the Purchase and Sale Agreement (“No Threat to NBGL’s Business”).

SECTION 2.03. Amendment of the Purchase and Sale Agreement.

(a) Schedule 1.1 to the Purchase and Sale Agreement is hereby amended to read in its entirety: “There are no NBGL Retained Accounts.”

(b) Schedule 3.2 (“Sellers Deliverable Documents”) to the Purchase and Sale Agreement is hereby amended by deleting from item (e) of the following text:

a Receivables Purchase Agreement, in the form attached hereto as Exhibit A, among the parties indicated therein (the “Receivables Purchase Agreement”)

and replacing it with:

a Subservicing Agreement, in the form attached hereto as Exhibit A, among the parties indicated therein (the “Subservicing Agreement”).

and by deleting the form of Receivables Purchase Agreement from Exhibit A to Schedule 3.2 and replacing it with the form of Subservicing Agreement attached hereto.

(c) Schedule 3.3 (“Household Deliverable Documents”) to the Purchase and Sale Agreement is hereby amended by deleting “the Receivables Purchase Agreement” from item (d) and replacing it with “the Subservicing Agreement”.

SECTION 2.04. Amendment of the Program Agreement.

(a) The Program Agreement is hereby amended to insert the following definitions into Section 1.01:

“Reference Banks”: Citibank, N.A., Monogram Credit Card Bank of Georgia, and the Retailer Reference Banks; provided that, upon the occurrence of a material adverse change in the business, financial condition or results of operations of a Reference Bank (as determined by the Company in its reasonable judgment), such entity shall cease to be a Reference Bank. A condition is true with respect to the Reference Banks if it is true with respect to at least two Reference Banks, including at least one Retailer Reference Bank.

“Retailer Reference Banks”: FDS Bank, Nordstrom fsb, Retailers National Bank, and May National Bank of Ohio.

(b) Section 8.02(a)(ix) of the Program Agreement is hereby amended and restated to read as follows:

(ix) Household Bank shall, by delivering an Opinion of Counsel that its position on a particular issue is dictated by legal or regulatory requirements, immediately make any change or take any action pursuant to the final sentence of Section 3.03(d) of this Agreement or override the votes of the Company’s voting members of the Operating Committee so as to result or likely result in a material adverse impact on (A) the relationship between the Company and/or its Affiliates and their customers or (B) the benefits of the Program to the Company and its Affiliates, unless such legal and regulatory requirements have dictated that the Reference Banks adopt such position, make such change, or take such action (as the case may be).

(c) The Program Agreement is hereby amended to delete the phrase “unless such constraints would have also applied to NBGL if it owned the Accounts and, under such circumstances, would have resulted in a diminution in such benefits or a decline in such customer satisfaction of comparable magnitude” from Section 8.02(a)(x) of the Program Agreement and replace it with “unless such constraints are applicable to the Reference Banks and would have resulted in a diminution in such benefits or a decline in such customer satisfaction of comparable magnitude if the Accounts were owned by the Reference Banks.”

(d) The Program Agreement is hereby amended to delete the phrase “legal or regulatory requirements dictate that NBGL adopt the position adopted” from Section 8.03(b)(i) of the Program Agreement and replace it with “legal or regulatory requirements dictate that the Reference Banks adopt the position, make the change or take the action, adopted, made or taken (as the case may be)”.

(e) The Program Agreement is hereby amended to delete the phrase “the relevant regulatory constraints become applicable to NBGL” from Section 8.03(b)(ii) of the Program Agreement and replace it with “the relevant regulatory constraints become applicable to the Reference Banks”.

(f) The Program Agreement is hereby amended to insert the following new subsection (g) at the end of Section 8.03:

(g) Upon the earlier to occur of (i) a Saks Early Termination Event described in Section 8.02(a)(ix) or (x) or (ii) notice from one Party to the other that any such Saks Early Termination Event is likely to occur (the date of such earlier occurrence, the “Negotiation Start Date”), the Parties shall engage in good faith negotiations regarding how Household Bank can ameliorate the relevant material adverse impact, material diminution or material decline. If Household Bank ameliorates the relevant material adverse impact, material diminution or material decline in a manner satisfactory to the Company in the reasonable exercise of its sole discretion within 30 days after a Negotiation Start Date, the Company shall not terminate this Agreement on the basis of the relevant Saks Early Termination Event. If the Company terminates this Agreement based on a Saks Early Termination Event described in Section 8.02(a)(ix) or (x) and obtains the conveyance of the Accounts and Account Receivables in accordance with Section 8.03(a)(iii)and (iv), then, during the one-year period beginning on the date of such conveyance, the Company shall not convey such Accounts and Account Receivables to any un-Affiliated entity, one of whose principal businesses on the date of the proposed conveyance is the provision of consumer credit cards and related services in competition in any material respect with the proprietary credit card business of Household Bank or any of its Affiliates.

(g) The Program Agreement is hereby amended to insert the following new sentence at the end of Section 3.03(d):

Nothing in this Agreement shall prevent Household Bank from immediately making any change or taking any action where, in Household Bank’s reasonable judgment as evidenced by an Opinion of Counsel, such immediate change or action is dictated by legal or regulatory requirements.

and to insert “(other than the final sentence of Section 3.03(d))” into Section 3.03(e) between the word “herein” and the comma that follows it.

ARTICLE III

DELEGATION OF HOUSEHOLD BANK’S LIABILITIES FOR AFFILIATES

SECTION 3.01. Delegation. Household Bank hereby delegates to HFC all of its obligations (whether now existing or hereafter arising) under the Transaction Documents (whether executed before, on, or after the date of the execution of this Supplemental Transaction Agreement and as such Transaction Documents may be amended from time to time) at any time to cause any action or inaction of its Affiliates or to indemnify any Person on the basis of any action or inaction of its Affiliates (such obligations, the “Delegated Obligations”).

SECTION 3.02. Assumption. HFC hereby assumes the Delegated Obligations and agrees to perform such Delegated Obligations in accordance with the terms of the Transaction Documents. For the avoidance of doubt, upon assuming the Delegated Obligations, HFC is also bound by those provisions of the Transaction Documents that are generally applicable with respect to such Delegated Obligations (including without limitation provisions regarding definitions, governing law, waiver of jury trial, jurisdiction and arbitration).

SECTION 3.03. Consent; Release. The Saks Parties hereby consent to Household Bank’s delegation of the Delegated Obligations and agree that HFC shall be solely liable for the performance of the Delegated Obligations in accordance with the terms of the Transaction Documents. The Saks Parties hereby release Household Bank from the Delegated Obligations.

SECTION 3.04. Effectiveness. With respect to each Transaction Document, the delegation, assumption, consent and release set forth in this Article III and the waiver set forth in Section 2.02 shall be effective upon the later to occur of (a) the execution of this Supplemental Transaction Agreement and (b) the execution of such Transaction Document.

ARTICLE IV

REPLACEMENT OF HOUSEHOLD BANK ON THE SERVICING AGREEMENT

SECTION 4.01. Exhibit 2.1(a)-1 (“Form of Servicing Agreement”) to the Purchase and Sale Agreement is hereby deleted and replaced with Exhibit 2.1(a)-1 hereto.

SECTION 4.02. The definitions of “Household Entities,” “Household Guarantee” and “Servicing Agreement” in Section 1.01 of the Program Agreement are hereby amended to read as follows:

“Household Entities”: Household Bank, HFC, and Primary Servicer.

“Household Guarantee”: The Household Guarantee (as defined in the Purchase and Sale Agreement) and each guarantee by HFC of a Primary Servicer’s obligations under a Servicing Agreement.

“Servicing Agreement”: The Servicing Agreement (as defined in the Purchase and Sale Agreement) and any Replacement Servicing Agreement.

SECTION 4.03. The following definitions are hereby inserted into Section 1.01 of the Program Agreement in alphabetical order:

“Non-standard Account Receivable”: As defined in the Servicing Agreement.

“Non-standard Account Receivable Ratio”: As defined in the Servicing Agreement.

“Primary Servicer”: Household Corporation or any Replacement Primary Servicer.

“Primary Servicing Agreement”: The agreement by which Household Bank has appointed Household Corporation as Primary Servicer, as referred to in Section 3.09(d).

“Replacement Primary Servicer”: As defined in Section 4.05 hereof.

“Replacement Servicing Agreement”: As defined in Section 4.05 hereof.

SECTION 4.04. The Program Agreement is hereby amended to insert the following new sentence at the end of Section 3.09(a):

Household Bank represents that it has entered into an agreement with its Affiliate, Household Corporation, pursuant to which it has appointed Household Corporation to service and administer the Program Accounts Portfolio in accordance with this Section 3.09 and Household Corporation has accepted such appointment.

SECTION 4.05. The following new Sections 4.04 and 4.05 are hereby added to the Program Agreement:

Section 4.04 Limits on Non-standard Account Receivables.

(a) If, with respect to any calendar month during which McRae’s is the Servicer under the Servicing Agreement (or any Replacement Servicing Agreement), the Non-standard Account Receivable Ratio exceeds 1%, Household Bank shall have the option of requiring McRae’s to purchase, or cause to be purchased, from Household Bank, Accounts (and the outstanding Account Receivables related to such Accounts) on which there are Non-standard Account Receivables, beginning with the Account that has the oldest Non-standard Account Receivable, until the Non-standard Account Receivable Ratio, calculated without consideration of the Non-standard Account Receivables relating to any Accounts purchased in accordance with this Section 4.04, is less than 1%.

(b) Such option may be exercised by notice delivered to McRae’s at any time within 90 days of the end of such calendar month, which notice shall identify the Accounts to be purchased and specify as the date of such purchase a Business Day not less than 14 days after the delivery of such notice.

(c) The purchase price for each such Account shall be equal to the outstanding balance of the Account Receivables associated with such Account.

(d) As an alternative to purchasing any such Account, McRae’s may purchase, or cause to be purchased, the Account Receivables associated with such Account for an amount equal to the outstanding balance thereof and request that Household Bank close such Account.

(e) Notwithstanding anything to the contrary in any this Agreement, McRae’s and its Affiliates shall have the right to cause to be issued new Credit Cards bearing one or more Saks Marks for any Accounts repurchased under this Section 4.04 and may own, finance and/or sell such Accounts and any associated account receivables without restriction.

(f) The purchaser of Account Receivables under this Section 4.04 shall be entitled to all future payments and other recoveries in respect of such Account Receivables or the related Accounts (without regard to the recipient of such payments or recoveries and without regard to whether the Account is purchased or closed pursuant to this Section 4.04).

Section 4.05 Termination of the Primary Servicing Agreement.

(a) Prior to any termination of this Agreement, Household Bank shall not accept or consent to the resignation of the Primary Servicer or terminate (or consent to the termination of) the Primary Servicing Agreement unless:

(i) Household Bank has assumed the role of primary servicer and entered into a servicing agreement with McRae’s substantially identical to the Servicing Agreement (a “Replacement Servicing Agreement”); or

(ii) (A) Household Bank has entered into a replacement primary servicing agreement substantially identical to the Primary Servicing Agreement (a “Replacement Primary Servicing Agreement”) with an Affiliate of Household Bank reasonably acceptable to McRae’s (a “Replacement Primary Servicer”), (B)such Replacement Primary Servicer has entered into a Replacement Servicing Agreement, and (C)HFC has provided to McRae’s a guarantee of such Replacement Primary Servicer’s obligations under the Replacement Servicing Agreement.

(b) Upon a termination of the Primary Servicing Agreement, Household Bank shall

(i) take all commercially reasonable steps necessary to effectuate a transfer of the servicing functions that had been provided by the former Primary Servicer to Household Bank or the Replacement Primary Servicer (as the case may be) and

(ii) allow McRae’s and any Replacement Primary Servicer reasonable access to Household Bank’s operations and systems to ensure continuity of business and systems required to service the Accounts.

SECTION 4.06. Early Termination Events.

(a) Section 8.02(a)(ii) of the Program Agreement is hereby amended by the insertion of “the Servicing Agreement,” immediately preceding the phrase “this Agreement”.

(b) Section 8.02(a)(xi) of the Program Agreement is hereby amended by inserting the phrase “or any Primary Servicer” immediately following the phrase “Household Bank”.

(c) Sections 8.02(a)(i), (ii) and (xii) of the Program Agreement are hereby amended by replacing each occurrence of “the Household Guarantee” with “any Household Guarantee”.

ARTICLE V

MISCELLANEOUS

SECTION 5.01. Transaction Document. The definition of “Transaction Document” in the Purchase and Sale Agreement is hereby amended by the insertion of “, the Supplemental Transaction Agreement dated as of April 15, 2003 among the Sellers, McRae’s, Inc., Household Bank, and HFC,” into the first line after the words “This Agreement”.

SECTION 5.02. Errata.

(a) The following new subsection is hereby inserted into Section 3.3 of the Purchase and Sale Agreement immediately preceding subsection (a) thereof:

(a*) the Household Deliverable Documents;

(b) The second cross reference to Section 3.07(b) in Section 3.07(c) of the Program Agreement shall be replaced by a reference to Section 3.07(c).

SECTION 5.03. Power and Authority; Valid and Binding. Each Party represents and warrants to the other Parties that such Party has full power and authority to execute and deliver this Supplemental Transaction Agreement and to perform its obligations hereunder. This Supplemental Transaction Agreement has been duly authorized by all necessary corporate and stockholder action and has been duly executed and delivered by such Party and is the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

SECTION 5.04. Amendments. Except as amended hereby, all other terms of the Transaction Documents are unchanged and remain in full force and effect. Express amendments made by this Supplemental Transaction Agreement to specific sections of the Program Agreement and the Servicing Agreement shall be incorporated into the execution versions thereof. The terms defined in this Agreement that refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments and restatements of such agreement, instrument, or document.

SECTION 5.05. Entire Agreement. This Supplemental Transaction Agreement, the other Transaction Documents and the separate confidentiality letter signed by Household Bank dated March 21, 2002 set forth the entire understanding between the Parties hereto with respect to the subject matter hereof and thereof.

SECTION 5.06. Governing Law. This Supplemental Transaction Agreement shall be governed by and be construed in accordance with the laws of the State of New York

SECTION 5.07. Counterparts. This Supplemental Transaction Agreement may be executed in one or more counterparts, each of which counterparts shall be deemed to be original, and all such counterparts shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the date first written above.

SAKS INCORPORATED

By: /S/    CHARLES J. HANSEN

Name: Charles Hansen

Title: Senior Vice President

MCRAE’S, INC.

By: /S/    CHARLES J. HANSEN

Name: Charles Hansen

Title: Senior Vice President

NATIONAL BANK OF THE GREAT LAKES

By: /S/    CHARLES J. HANSEN

Name: Charles Hansen

Title: Senior Vice President

SAKS CREDIT CORPORATION

By: /S/    CHARLES J. HANSEN

Name: Charles Hansen

Title: Senior Vice President

HOUSEHOLD BANK (SB), N.A.

By: /S/    JOSEPH W. HOFF

Name: Joseph W. Hoff

Title: Joseph W. Hoff

Agreed solely for the purposes of Article III and Article V

HOUSEHOLD FINANCE CORPORATION

By: /S/    JOSEPH W. HOFF

Name: Joseph W. Hoff

Title: Joseph W. Hoff